Exhibit 99.(n)(3)

Appendix A - List of Portfolios and Classes

As of December 16, 2020

Fund	Classes Offered

Emerging Markets Portfolio	Advisor Class Investor Class

Emerging Markets Research Portfolio	Institutional Class

Global Equity Portfolio	Advisor Class Institutional Class Institutional Class Z

Global Equity Research Portfolio	Institutional Class

Frontier Emerging Markets Portfolio	Institutional Class I Institutional Class II Investor Class

Institutional Emerging Markets Portfolio	Institutional Class Institutional Class Z

International Equity Portfolio	Institutional Class Institutional Class Z Investor Class

International Equity Research Portfolio	Institutional Class Institutional Class Z

International Small Companies Portfolio	Institutional Class Investor Class

Chinese Equity Portfolio	Institutional Class